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                                                            Exhibit (a)(2)(lxvi)

                                                                    News Release

                                              [Willamette Industries, Inc. Logo]

FOR IMMEDIATE RELEASE

June 7, 2001



CONTACT: Greg Hawley           Cathy Dunn             Paul Verbinnen/David Reno/
         EVP & CFO             VP Communications      Jim Barron
         Willamette Industries Willamette Industries  Citigate Sard Verbinnen
         503-273-5640          503-273-5642           212-687-8080


                  WILLAMETTE COMMMENTS ON SHAREHOLDER VOTE AND
                    WEYERHAEUSER'S HOSTILE TAKEOVER ATTEMPT

                     Says Will Continue Fight for Full Value
                  ---------------------------------------------

         PORTLAND, ORE. - JUNE 7, 2001 - Willamette Industries (NYSE:WLL) issued the following statement regarding Weyerhaeuser Company's (NYSE:WY) long-running hostile takeover attempt and the shareholder vote involving Weyerhaeuser's nominees to Willamette's Board of Directors. Preliminary results indicate no clear winner, and the certification process is expected to take two to three weeks.

         William Swindells, Chairman of the Board of Willamette Industries, said, "Preliminary results have been tallied, the vote is very close and we must wait until all the votes have been certified.

         "If our directors have been elected, and Weyerhaeuser is as good as its word and withdraws its offer, we will continue to focus on delivering value to our shareholders.

         "Were Weyerhaeuser's nominees to be elected, certainly they would come to our Board with a different perspective than the rest of us. Nevertheless, I believe they are ethical people of good reputation who understand that their fiduciary duties would require that they act in the best interests of Willamette shareholders. And, I'm confident that after becoming familiar with Willamette and aware of the information the Willamette Board of Directors has been acting upon, they will see the merit of our actions."

         Swindells continued, "Clearly, regardless of the eventual outcome, today's result indicates that a large number of our shareholders desire the Board to consider some form of value-enhancing transaction. As we have said all along, we will consider serious offers -- as well as other initiatives
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such as strategic combinations or share buybacks -- at times right for
Willamette's shareholders, not Weyerhaeuser's.

         "As we have said before, it is not our strategy to sell the Company. We will certainly not sell this company for less value than we believe we can generate on our own, and we're going to continue fighting for full value for our shareholders.

         "Lastly, I want to thank Ben Whiteley, who is retiring from our Board, for his dedicated service and many contributions to Willamette Industries. Ben has always approached his fiduciary responsibilities in a conscientious manner, and he will be missed," Swindells concluded.

         Duane C. McDougall, President and Chief Executive Officer of Willamette, said, "I want first to thank Willamette's employees for their unparalleled dedication and support through what has been a distracting process. The past seven months have reinforced for me just how tremendous a company Willamette really is.

         "We remain committed to serving our customers to the best of our abilities no matter what happens, and we are dedicated to remaining the strong corporate citizen our communities have come to depend upon and trust."

         McDougall concluded, "We're going to move forward with our strategic investment program; we're going to strive to achieve our financial goals and to continue to outpace the industry; and we will do our best to continue delivering superior value to our shareholders."

         Willamette Industries is an integrated forest products company with 105 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

                                      # # #

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.